                                     EXHIBIT 1.3

Mr. Paul Heim                                               January 23, 1998
THE HEIM GROUP, INC.
7700 El Camino Real, Suite 200
Rancho La Costa, Ca 92009


Dear Paul:

     Following our various discussions and written communications regarding the purchase by SYS, a California corporation ("Purchaser") of 100% of the stock of Ameritech Environmental, Inc., a California corporation ("Seller"), we believe that all parties to the transaction are in agreement. We acknowledge that you are the Seller's broker.

     In your role as the broker, you have been instrumental in providing the information, financial and otherwise, needed by the Purchaser to evaluate the transaction. The Purchaser hereby agrees to pay you the following:

     1. $10,000 at the close of this transaction.

     2.  An additional $18,000  90 days after the close.

     The total of $28,000 shall be payment in full for your services, and shall satisfy all obligations of both the Purchaser and AEI to you. By signing this agreement, you represent that there are no other brokers. If these terms are agreeable to you, please sign below. Consummation of this transaction is contingent upon Anthony-Taylor Companies, Inc., Eugene Fling, the SYS Board of Directors and yourself agreeing to the terms of the related agreements and the understanding that each party shall be responsible for their own legal and accounting fees. The Purchaser retains the right to cancel this agreement if it is not satisfied with the results of its due diligence investigation.

     If you have any questions pertaining to the above, please contact the undersigned.

                                   Respectfully,

                                   /s/ Robert D. Mowry

                                   Robert D. Mowry
                                   Chairman and Chief Executive Officer

Accepted:

/s/ Paul Heim                                     Date:  January 23, 1998
----------------------------------------                 -----------------------
Paul Heim